                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                    United Payors & United Providers, Inc.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

                    United Payors & United Providers, Inc.
--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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Notes:

                    UNITED PAYORS & UNITED PROVIDERS, INC.
                            2275 RESEARCH BOULEVARD
                           ROCKVILLE, MARYLAND 20850

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                                 JUNE 4, 1998

  The Annual Meeting of Shareholders of United Payors & United Providers, Inc. (the "Company") will be held June 4, 1998 at the Ritz-Carlton Pentagon City, 1250 S. Hayes Street, Arlington, Virginia 22202 at 1:30 p.m., Eastern Daylight Time, for the following purposes:

  1. To elect three directors for a three-year term expiring at the annual meeting of shareholders in 2001;

  2. To ratify the selection of Coopers & Lybrand L.L.P. as the Company's independent certified public accountants for 1998; and

  3. To transact such other business as may properly come before the meeting or any adjournments thereof.

  Only shareholders of record at the close of business on April 15, 1998 will be entitled to receive notice of and to vote at the Annual Meeting.

  Shareholders are cordially invited to attend the Annual Meeting (the "Meeting") in person. Whether or not you expect to attend, WE URGE YOU TO READ THE ACCOMPANYING PROXY STATEMENT AND THEN COMPLETE, SIGN, DATE, AND RETURN THE ENCLOSED PROXY CARD IN THE ACCOMPANYING POSTAGE-PREPAID ENVELOPE. It is important that your shares be represented at the Meeting by your executed proxies should you be unable to attend the Meeting in person. Your promptness in responding will assist us to prepare for the Meeting and to avoid the cost of a follow-up mailing. If you receive more than one proxy card because you own shares registered in different names or at different addresses, then each proxy card should be completed and returned. A list of shareholders entitled to vote at the Meeting will be available at the Company, 2275 Research Boulevard, 6th Floor, Rockville, Maryland 20850, for a period of ten days prior to the Meeting and will also be available at the Meeting itself.

Sincerely,

/s/ Joseph M. Mott

Joseph M. Mott
Secretary

April 28, 1998

                    UNITED PAYORS & UNITED PROVIDERS, INC.
                            2275 RESEARCH BOULEVARD
                           ROCKVILLE, MARYLAND 20850

                               ----------------
                                PROXY STATEMENT
                               ----------------

            ANNUAL MEETING OF SHAREHOLDERS TO BE HELD JUNE 4, 1998

                              GENERAL INFORMATION

  This Proxy Statement is furnished to shareholders of United Payors & United Providers, Inc., a Delaware corporation (the "Company"), in connection with the solicitation by the Board of Directors of the Company of proxies for use at its Annual Meeting of Shareholders (the "Meeting"). The Meeting is scheduled to be held on June 4, 1998 at 1:30 p.m., Eastern Daylight Time, at the Ritz-Carlton Pentagon City, 1250 S. Hayes Street, Arlington, Virginia 22202 and at any adjournments thereof. It is anticipated that the mailing to shareholders of this Proxy Statement and the enclosed form of proxy will commence on or about April 30, 1998. The 1997 Annual Report to Shareholders, including the consolidated financial statements for the fiscal year ended December 31, 1997 accompanies this Proxy Statement.

  At the Meeting, shareholders will be asked to vote upon: (1) the election of three directors for three-year terms expiring at the annual meeting of shareholders in 2001; (2) ratification of the selection of independent certified public accountants for 1998; and (3) such other business as may properly come before the Meeting and at any adjournments thereof.

                   VOTING SECURITIES AND SECURITY OWNERSHIP

  The close of business on April 15, 1998 has been fixed as the record date (the "Record Date") for the determination of shareholders entitled to receive notice of and to vote at the Meeting. As of the close of business on such date, the Company had outstanding and entitled to vote 11,374,095 shares of common stock, par value $0.01 per share (the "Common Stock").

  A majority of the outstanding shares of Common Stock must be represented in person or by proxy at the Meeting in order to constitute a quorum for the transaction of business. The record holder of each share of Common Stock entitled to vote at the Meeting will have one vote for each share so held.

  Directors are elected by a plurality of the votes cast. Shareholders may not cumulate their votes. The three candidates receiving the highest number of votes for the term expiring at the annual meeting of shareholders in the year 2001 will be elected. In tabulating the votes, votes withheld in connection with the election of one or more nominees and broker non-votes will be disregarded and will have no effect on the outcome of the vote.

  The affirmative vote of the holders of a majority of the shares of Common Stock represented at the Meeting in person or by proxy and entitled to vote on the matter will be required to ratify the selection of the Company's independent certified public accountants. In determining whether this proposal has received the requisite number of affirmative votes, broker non-votes will be disregarded and will have no effect on the outcome of the vote.

VOTING OF PROXIES

  IF THE ACCOMPANYING PROXY IS PROPERLY EXECUTED AND RETURNED, THE SHARES REPRESENTED BY THE PROXY WILL BE VOTED AT THE MEETING AS SPECIFIED IN THE PROXY. IF NO INSTRUCTIONS ARE SPECIFIED, THE SHARES REPRESENTED BY ANY PROPERLY EXECUTED PROXY WILL BE VOTED "FOR" THE ELECTION OF THE NOMINEES LISTED BELOW UNDER "ELECTION OF DIRECTORS" AND "FOR" THE SPECIFIC PROPOSALS PRESENTED HEREIN AND AT THE DISCRETION OF THE PROXIES ON ANY OTHER MATTERS THAT MAY COME BEFORE THE MEETING.

REVOCATION OF PROXIES

  Any proxy given pursuant to this solicitation may be revoked by a shareholder at any time before it is exercised by written notice to the Secretary of the Company, by timely submission of a properly executed proxy bearing a later date or by voting in person at the Meeting.

SOLICITATION OF PROXIES

  The Company will bear the cost of this solicitation, including amounts paid to banks, brokers, and other record owners to reimburse them for their expenses in forwarding solicitation material regarding the Meeting to beneficial owners of Common Stock. The solicitation will be by mail, with the material being forwarded to the shareholders of record and certain other beneficial owners of Common Stock by the Company's officers and other regular employees (at no additional compensation to those officers and employees). Such officers and employees may also solicit proxies from shareholders by personal contact, by telephone, or by other means if necessary in order to assure sufficient representation at the Meeting.

  American Stock Transfer & Trust Company has been retained to receive and tabulate proxies.

SECURITY OWNERSHIP OF MANAGEMENT AND PRINCIPAL STOCKHOLDERS

  The following table sets forth certain information regarding the beneficial ownership of Common Stock of the Company as of April 15, 1998, by (a) each person known by the Company to be the beneficial owner of more than 5% of the outstanding shares of Common Stock, (b) each executive officer identified in the Summary Compensation Table below, (c) each director and nominee for director, and (d) all executive officers and directors as a group. Except as otherwise noted, the named shareholders had sole voting and investments power with respect to such securities. Unless indicated otherwise, the address of each of these persons is c/o United Payors & United Providers, Inc., 2275 Research Boulevard, Rockville, Maryland 20850.

                                                         SHARES BENEFICIALLY
                                                                OWNED
                                                         -----------------------
NAME OF BENEFICIAL OWNER                                  NUMBER      PERCENTAGE
------------------------                                 ---------    ----------
Principal Mutual Life Insurance Company ("Principal Mu-
 tual")(1).............................................  4,400,000       38.7%
David J. Drury(2)......................................  4,400,000(3)    38.7
Thomas J. Graf(2)......................................  4,400,000(3)    38.7
Michael H. Gersie(2)...................................  4,400,000(3)    38.7
Julia Lawler(2)........................................  4,400,000(3)    38.7
Thomas L. Blair........................................  2,258,200(4)    19.9
Edward S. Civera.......................................    543,480(7)     4.6
Spiro A. Karadimas.....................................    440,056(5)     3.9
S. Joseph Bruno........................................    404,830(6)     3.6
Anthony J. Pino........................................     38,761(8)       *
Bette B. Anderson......................................      7,000          *
William E. Brock.......................................      7,500          *
Frederick H. Graefe....................................     19,420          *
Kenneth J. Linde.......................................      1,700          *
All executive officers and directors as a group........  8,227,180       68.9

--------
*  Represents less than 1.0% of the Company's Common Stock.
(1) Principal Mutual's address is 711 High Street, Des Moines, Iowa 50392.
(2) Messrs. Drury's, Graf's and Gersie's and Ms. Lawler's address is c/o Principal Mutual at Principal Mutual's address.
(3) Represents shares held of record by Principal Mutual, of which Mr. Drury is Chairman of the Board and Chief Executive Officer, Mr. Graf is Senior Vice President, Mr. Gersie is Senior Vice President and Chief Financial Officer, and Ms. Lawler is Second Vice President. Also, Mr. Linde is the former President of Principal Health Care, Inc., an affiliate of Principal Mutual.

(4) Of Mr. Blair's shares, 2,023,800 are held jointly with his wife, 200,000 are held solely by Mr. Blair's wife and 34,400 shares are held by companies he controls.
(5) Of this number, 90,000 shares are held in trust under the Uniform Gift to Minors Act for Mr. Karadimas' children and 100,000 are in Mr. Karadimas' wife's name.
(6) Of this number, 180,000 shares are held in trust under the Uniform Gift to Minors Act for Mr. Bruno's children and 37,500 shares are in Mr. Bruno's wife's name.
(7) Of this number 10,000 shares are held in trust under the Uniform Gifts to Minors Act for Mr. Civera's children. In connection with Mr. Civera's employment agreement, Mr. Civera was granted options to purchase 750,000 shares of the Company's Common Stock of which 250,000 vest over an eight-year period; 531,250 shares are currently exercisable.
(8) Includes options to purchase 50,000 shares of the Company's Common Stock. Of this amount, 25,000 shares are currently exercisable.

                      MATTERS SUBJECT TO SHAREHOLDER VOTE

1. ELECTION OF DIRECTORS

  Pursuant to the Company's Certificate of Incorporation and By-laws, the Board of Directors of the Company is divided into three classes of directors, as nearly equal in numbers as possible, serving staggered three-year terms. Effective April 1, 1997, the Board of Directors of the Company increased the number of directors constituting the whole Board from seven to nine and added Edward S. Civera and Kenneth J. Linde to the Board of Directors. Mr. Civera was made a member of the Board of Directors in connection with his employment agreement as President and Chief Operating Officer. See "Compensation Committee Report on Executive Compensation--Employment Agreements."

  Julia Lawler, who has served as director of the Company since 1996, will retire from the Board of Directors as of the date of the 1998 Annual Meeting of Shareholders, which coincides with the expiration of her term.

  The persons designated by the Board of Directors as nominees for election as directors with terms expiring at the 1998 annual shareholders meeting are Bette B. Anderson, Michael H. Gersie and Kenneth J. Linde.

  UNLESS A CONTRARY DIRECTION IS INDICATED, IT IS INTENDED THAT PROXIES RECEIVED WILL BE VOTED "FOR" THE ELECTION AS DIRECTORS FOR THE THREE NOMINEES TO SERVE FOR THREE-YEAR TERMS EXPIRING AT THE 2001 ANNUAL MEETING OF SHAREHOLDERS, AND UNTIL THEIR SUCCESSORS ARE ELECTED AND QUALIFIED. In the event any nominee for director declines or is unable to serve, the proxies may be voted for a substitute nominee selected by the Board of Directors. The Board of Directors expects that each nominee named in the following table will be available for election.

  All the nominees for director, and the directors who will continue to serve after the 1998 Annual Meeting, are listed below with their principal occupations for the last five years.

  THE BOARD OF DIRECTORS RECOMMENDS THAT THE COMPANY'S STOCKHOLDERS VOTE "FOR" THE ELECTION OF ALL THE NOMINEES NAMED IN THIS PROXY STATEMENT.

EXECUTIVE OFFICERS AND DIRECTORS

  The following table sets forth certain information with respect to the executive officers and directors of the Company as of April 15, 1998:

                                                                      DIRECTOR
NAME                                AGE           POSITION             SINCE
----                                ---           --------            --------
Nominees for the term expiring in
 2001:
 Bette B. Anderson.................  69 Director                        1996
 Michael H. Gersie.................  49 Director                         --
 Kenneth J. Linde..................  51 Director                        1997
Director whose term expires in
 1998:
 Julia Lawler......................  38 Director                        1996
Directors whose terms expire in
 1999:
 Thomas L. Blair...................  53 Chairman of the Board and       1996
                                         Chief Executive Officer
 Thomas J. Graf....................  49 Director                        1996
 Frederick H. Graefe...............  54 Director                        1996
Directors whose terms expire in
 2000:
 William E. Brock..................  68 Director                        1996
 David J. Drury....................  53 Director                        1996
 Edward S. Civera..................  47 Director, President and         1997
                                         Chief Operating Officer
Officers who are not directors:
 S. Joseph Bruno...................  49 Vice President and Chief
                                         Financial Officer
 Barbara M. Freeman................  49 President of National Health
                                         Services, Inc.(1)
 Spiro A. Karadimas................  39 Vice President of Operations
 Joseph M. Mott....................  44 Secretary and General Counsel
 Anthony J. Pino...................  50 President of National Health
                                         Services, Inc.(1)
 Michael A. Smith..................  48 President of America's Health
                                         Card Services, Inc.

--------
(1) Effective April 1998, Mr. Anthony J. Pino resigned from National Health Services, Inc. and Barbara Freeman, M.D., became the company's President.

  Bette B. Anderson currently is Vice Chairman and from 1989 through 1995 was President of Kelly, Anderson & Pethick, management consultants. Ms. Anderson serves on the Board of Directors for: ITT Corporation, ITT Educational Services, ITT Hartford Insurance and American Banknote Corp. She is Chairman of the United States Treasury Historical Association and the Advisory Council of the Girl Scouts of the United States of America. Previously, Ms. Anderson served as Under Secretary of the United States Department of the Treasury and prior to that was Senior Vice President in charge of credit administration for the Citizens and Southern National Bank of Savannah, Georgia.

  Thomas L. Blair is the founder of the Company and served as its sole director and controlling holder of its outstanding voting stock from its formation in 1995 until its public offering in 1996. He was the founder of

America's Health Plan, Inc. ("AHP") in 1989 and served as its President and Chief Executive Officer from 1989 to 1992. From 1977 until 1988, Mr. Blair was a Principal of Jurgovan & Blair, Inc. which developed and managed health maintenance organizations and installed proprietary managed care systems in over sixty health maintenance organizations and other managed care entities.

  William E. Brock currently serves as Senior Counsel and Trustee of the Center for Strategic and International Studies in Washington, D.C. From 1988 to 1994, Mr. Brock served as Chairman of the Brock Group, a consulting firm; from 1988 to 1991 as the Chairman of the National Endowment for Democracy; from 1985 to 1987 as the United States Secretary of Labor; and from 1981 to 1985 as the United States Trade Representative. Mr. Brock has also served for eight years as a member of the United States House of Representatives and for six years as a member of the United States Senate. Mr. Brock is a director of Sinclair Broadcasting Corp. and On Assignment, Inc.

  Edward S. Civera joined the Company on April 1, 1997 as the President and Chief Operating Officer. Prior to joining the Company, Mr. Civera was a Partner with Coopers & Lybrand L.L.P., where he had been employed for 25 years.

  David J. Drury joined Principal Mutual in 1966 and currently serves as its Chairman of the Board, President and Chief Executive Officer. Since 1970, Mr. Drury has served as an officer of Principal Mutual in various other capacities, including Executive Vice President and Chief Actuary.

  Michael H. Gersie joined Principal Mutual in 1970 and has served as Senior Vice President and Chief Financial Officer since 1996. Mr. Gersie has been an officer of Principal Mutual since 1974 and has served the company in various other capacities, including Chief Information Officer.

  Frederick H. Graefe has been a partner with the law firm of Baker & Hostetler in Washington, D.C. since 1988, specializing in national health care policy with an emphasis on comprehensive health care reform. He serves as Washington counsel to several health care trade associations and coalitions of hospitals and physicians, manufacturers, malpractice liability insurers and health insurance companies.

  Thomas J. Graf joined Principal Mutual in 1972 and, since 1994, has served as Senior Vice President for Group Operations. Since 1976, Mr. Graf has served as an officer of Principal Mutual in various other capacities, including Vice President, Chief Information Officer and Chief Actuary.

  Julia Lawler joined Principal Mutual in 1984 and currently is Second Vice President. Since May 1995, Ms. Lawler has served as Director, Capital Markets of Principal Mutual, and since 1993 has served in various other capacities, including Executive Advisor to the President.

  Kenneth J. Linde was the founder, President and Chief Executive Officer of Principal Health Care, Inc., a subsidiary of Principal Mutual. Mr. Linde joined Principal Mutual in 1987. In 1998, Principal Health Care, Inc. was merged with Coventry Health Care, Inc., a subsidiary of Coventry Corporation. Mr. Linde is the Executive Vice President and Chief Operating Officer of Coventry Health Care, Inc. Principal Mutual holds approximately 40% of the common stock of Coventry Corporation.

  S. Joseph Bruno has been Vice President and Chief Financial Officer of the Company since September 1995 and Corporate Secretary from September 1995 to March 1997. Prior to joining the Company, Mr. Bruno was a Partner at Coopers and Lybrand L.L.P. from 1989 to 1995. From 1986 to 1989, Mr. Bruno was the Senior Vice President and Chief Financial Officer of Jurgovan & Blair, Inc. From 1971 to 1986, Mr. Bruno worked at KPMG Peat Marwick L.L.P., where he served in various capacities, including Partner in both Washington D.C. and Rome, Italy.

  Barbara M. Freeman, M.D., joined National Health Services, Inc. ("NHS") in 1993 as Executive Vice President and Chief Medical Officer and has been the President of NHS since April 1998. From 1986 to 1993, Dr. Freeman was Medical Director of Healthcare Review Corporation, currently a subsidiary of NHS. From 1984 to 1986, Dr. Freeman was the Medical Director for the Kentucky Peer Review Organization ("PRO"), the federal contracted PRO for the State of Kentucky. She has been a practicing physician specializing in family practice since 1975.

  Spiro A. Karadimas has 18 years of information systems and operations management experience in local government and private sector organizations. He has been with the Company since March of 1995. Prior to that, Mr. Karadimas headed the Information Systems and Operations departments at AHP. During the period of 1992 through 1994, Mr. Karadimas designed and developed all in-house and client support information systems and processes for AHP. During 1991 and 1992, Mr. Karadimas served as Director of Systems Development for Columbia Services Group, an Arlington, Virginia company.

  Joseph M. Mott joined the Company in January 1997 as the Company's General Counsel. He was appointed the Company's Corporate Secretary in March 1997. Prior to joining the Company, Mr. Mott was a principal with the law firm of Miles & Stockbridge, P.C. in Rockville, Maryland, which he joined in 1988.

  Anthony J. Pino has been the President of National Health Services, Inc. from 1991 to April 1998. From 1991 to 1994 Mr. Pino was the President of National Group Life. From 1991 to 1996 Mr. Pino was the Executive Vice President of Pioneer Financial Services, Inc.

  Michael A. Smith joined the Company in August 1995, and is currently President of America's Health Card Services, Inc. Prior to joining the Company, Mr. Smith was Executive Vice President at Chevy Chase Bank, Chevy Chase Maryland, with responsibility for credit cards, consumer lending, marketing, branch administration and operations. During his 13 years at Chevy Chase Bank, Mr. Smith had responsibility for other areas from time to time, including human resources, property management and branch acquisitions.

MEETINGS AND COMMITTEES OF THE BOARD DIRECTORS

  The Board of Directors generally meets on a quarterly basis and may have additional meetings as needed. During 1997, the Board of Directors held five meetings. The only director who attended fewer than 75% in the aggregate of the total number of meetings of the Board was David J. Drury, who missed two Board meetings.

  The committees of the Board of Directors consist of an Audit Committee and a Compensation Committee.

  Audit Committee. The Audit Committee recommends to the Board of Directors the annual appointment of independent certified public accountants with whom the committee reviews the audit fees, scope, and timing of the audit, the adequacy of internal controls, and any other services rendered. The Audit Committee is comprised of Mr. Graefe, Ms. Lawler and Mr. Brock and held two meetings during fiscal year 1997.

  Compensation Committee. The Compensation Committee reviews and recommends the compensation and bonuses of the executives of the Company. The Compensation Committee also administers the Company's (i) 1996 Stock Option Plan, and (ii) the 1996 Employee Stock Purchase Plan. The Compensation Committee is comprised of Messrs. Graefe and Graf and Ms. Anderson and held two meetings during fiscal year 1997.

  Nominating Committee. The Company does not currently have a Nominating Committee. The Company's Board of Directors or any nominating committee appointed by the Board of Directors will consider all suggestions for nominees to the Board of Directors which are timely received in proper written form. To be in proper written form, a stockholder's notice shall set forth in writing
(i) as to each person whom the stockholder proposes to nominate for election as a director, all information relating to such person that is required to be included in a proxy statement filed pursuant to the proxy rules of the SEC, including such person's written consent to being named in the proxy statement as a nominee and to serving as a director if elected and (ii) as to the stockholder giving the notice (x) the name and address, as they appear on the Company's books, of such stockholder and (y) the class and number of shares of the corporation which are beneficially owned by such stockholder.

DIRECTORS' COMPENSATION

  Directors who are not affiliated with the Company each receive a fee of $2,500 for each Board of Directors meeting and $500 for each Committee meeting attended, plus travel and incidental expenses incurred in attending meetings and carrying out their duties as directors. The directors from Principal Mutual receive no fees and are reimbursed only for their travel and incidental expenses.

  In January 1998, the non-affiliated directors received a stock option grant of 3,000 shares of Common Stock. One-third of these stock options vested immediately, and the other two-thirds vest ratably over a two-year period. The options have a ten-year life and permit the holder to purchase shares at their fair market value on the date of grant.

  On January 1 of each subsequent year, non-affiliated directors will receive a stock option grant of 1,000 shares of Common Stock which vest at the date of grant, are exercisable for a ten-year period and permit the holder to purchase shares at the fair market value on the date of grant.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Pursuant to Section 16(a) of the Securities Exchange Act of 1934 (the "Exchange Act") and the rules issued thereunder, the Company's executive officers and directors are required to file with the Securities and Exchange Commission and the National Association of Securities Dealers, Inc. reports of ownership and changes in ownership of Common Stock. Based on copies of such reports furnished to the Company, or written representation that no other reports were required, the Company believes that, during 1997, all of its executive officers and directors complied with the requirements of Section 16(a).

2. RATIFICATION OF THE SELECTION OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

  The Board of Directors, in accordance with the recommendation of the Audit Committee of the Company's Board of Directors, has selected, subject to ratification by the shareholders, Coopers & Lybrand L.L.P., independent certified public accountants, to audit the consolidated financial statements of the Company and its subsidiaries for 1998. Coopers & Lybrand L.L.P. has audited the Company's financial statements since 1995.

  The Company expects representatives of Coopers & Lybrand L.L.P. to attend the Meeting, to be available to respond to appropriate questions from shareholders, and to have the opportunity to make a statement if so desired.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE PROPOSAL TO RATIFY THE SELECTION OF COOPERS & LYBRAND L.L.P. AS INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS FOR 1998.

3. OTHER MATTERS

  The Board of Directors knows of no other matters which are likely to be brought before the meeting. If any other matters should be properly brought before the meeting, it is the intention of the persons named in the enclosed proxy to vote, or otherwise act, in accordance with their judgment on such matters.

                            EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

  The following table sets forth the cash and non-cash compensation for each of the last three fiscal years ended December 31, 1997 awarded to or earned by the Chief Executive Officer and each of the other four most highly compensated executive officers of the Company.

                                                       OTHER              SECURITIES
                                                      ANNUAL  RESTRICTED  UNDERLYING         ALL OTHER
NAME AND                                              COMPEN-   STOCK      OPTIONS/   LTIP    COMPEN-
PRINCIPAL POSITION       YEAR SALARY      BONUS       SATION   AWARD(S)      SARS    PAYOUTS  SATION
------------------       ---- ------      -----       ------- ----------  ---------- ------- ---------
Thomas L. Blair......... 1997 $93,469    $149,767(1)    --         --          --      --     $74,790(2)
 Chairman of the Board   1996 115,998(1)  106,457(1)    --         --          --      --      46,546(2)
 and Chief Executive     1995     -- (1)      --        --         --          --      --     603,345(2)
 Officer
Edward S. Civera........ 1997 253,294     100,000(3)    --         --      750,000     --     375,930(4)
 President and Chief
 Operating Officer
S. Joseph Bruno......... 1997 255,794      25,000(10)   --         --          --      --      29,610(9)
 Vice President and      1996 240,000         --        --         --          --      --      58,619(9)
 Chief Financial Officer 1995  70,000(8)      --        --      55,000(6)      --      --      35,000(9)
Spiro A. Karadimas...... 1997 210,794      25,000(10)   --         --          --      --      23,868(5)
 Vice President of       1996 150,000         --        --         --          --      --      45,911(5)
 Operations              1995  83,333         --        --      55,000(6)      --      --      10,834(7)
Anthony J. Pino......... 1997 225,385     148,600(10)   --         --       50,000     --      15,250(11)
 President of National   1996  80,769         --        --         --          --      --         --
 Health Services, Inc.   1995     --          --        --         --          --      --         --

--------
(1) Thomas Blair neither requested nor accepted any compensation from the Company during 1995. For 1996, Mr. Blair received a total of $115,998 as compensation; $49,998 from the Company; and $66,000 from Initial Managers & Investors, Inc. ("IM&I"), an entity owned by Mr. Blair which was contributed to and then merged with the Company. In addition, the bonus reflects Mr. Blair's receipt in April 1997 of 1% of the Company's after-tax profit for the year pursuant to the terms of his employment agreement for 1996 and an amount accrued for 1997 of $149,767, paid in March 1998.
(2) Consists of payments from IM&I to Thomas L. Blair, the Chief Executive Officer, President and sole stockholder of IM&I prior to his contribution of IM&I to the Company for 1995, and for 1996 includes life insurance of $24,297 and automobile allowance of $22,249. For 1997, consists of payments from the Company for life insurance of $45,973, matching 401(k) contribution of $4,817 and automobile allowance of $24,000.
(3) Reflects bonus pursuant to employment agreement accrued in 1997, paid in March 1998.
(4) Includes $357,000 representing a funded retirement benefit (see "Employment Agreements"), life insurance of $1,680, matching 401(k) contribution of $5,250 and automobile allowance of $12,000.
(5) Includes life insurance of $4,618, matching 401(k) contribution of $5,250 and automobile allowance of $14,000 for 1997 through the Company. For 1996, includes life insurance of $7,666 and automobile allowance of $11,643 through the Company and $26,602 paid by IM&I.
(6) Shortly after the formation of the Company, in January 1995, Mr. Blair gave shares of Common Stock of the Company to approximately 40 individuals or family groups. Such gifts included 490,000 shares each to Messrs. Bruno and Karadimas, including other members of their immediate families, and were considered by the parties as private and personal gifts based on their long-term friendships and personal relationships. Subsequently Messrs. Bruno and Karadimas joined the Company as executive officers. Therefore, while the

     Company does not consider and has not treated, other than for accounting purposes, such gifts to Messrs. Bruno and Karadimas as compensation, the Company has treated such gifts, for accounting purposes, as non-cash compensation expense and has reported an aggregate of $110,000 in 1995 for such expense.
(7)  Consists of compensation paid to Mr. Karadimas from IM&I.
(8)  Represents salary for 1995.
(9) Consists of consulting fees paid by the Company to Mr. Bruno prior to his becoming a salaried employee of the Company in 1995. In 1996 includes life insurance of $12,710, automobile allowance of $9,523, and $36,386 deferred compensation from 1995. In 1997, includes life insurance of $10,360, matching 401(k) contribution of $5,250 and automobile allowance of $14,000.
(10) Reflects bonus accrued for 1997, paid in March 1998.
(11) Consists of matching 401(k) contribution of $5,250 and automobile allowance of $10,000.

STOCK OPTION AND STOCK PURCHASE PLAN

  All executive officers, with the exception of Thomas L. Blair, Chief Executive Officer, may participate in the Company's 1996 Stock Option and 1996 Employee Stock Purchase Plans. During the fiscal year ended December 31, 1997, stock options were awarded to certain named executive officers.

                      OPTIONS GRANTED IN LAST FISCAL YEAR

  The following table sets forth certain information with respect to stock options granted to named executive officers during 1997 under the Company's 1996 Stock Option Plan:

                                                                              POTENTIAL REALIZABLE VALUE AT
                         NUMBER OF      % OF                                  ASSUMED ANNUAL RATES OF STOCK
                         SECURITIES TOTAL OPTIONS GRANT-                      PRICE APPRECIATION FOR OPTION
                         UNDERLYING  GRANTED TO    DATE                                  TERM(1)
                          OPTIONS   EMPLOYEES IN  MARKET EXERCISE EXPIRATION --------------------------------
NAME                      GRANTED    FISCAL YEAR  PRICE   PRICE      DATE        0%($)    5%($)      10%($)
----                     ---------- ------------- ------ -------- ---------- ---------- ---------- ----------
Edward S. Civera........  250,000       21.9%     $12.00  $6.00   Mar. 2009  $1,500,000 $2,387,500 $6,415,000
                          250,000       21.9       12.00  12.00   Mar. 2009         --   2,387,500  6,415,000
                          250,000       21.9       12.00  18.00   Mar. 2009         --   2,387,500  6,415,000
Anthony J. Pino.........   50,000        4.4       11.00  14.00   Feb. 2003         --     187,000    424,500

--------
(1) These potential realizable values are based on assumed rates of appreciation required by applicable regulations of the Securities and Exchange Commission.

OPTION EXERCISES AND VALUES FOR FISCAL 1997

  The table below sets forth the following information with respect to option exercises during fiscal 1997 by each of the named executive officers and the status of their options at December 31, 1997:

  - the number of shares of Common Stock acquired upon exercise of options during fiscal 1997;

  - the aggregate dollar value realized upon the exercise of such options;

  - the total number of exercisable and non-exercisable stock options held at December 31, 1997; and

  - the aggregate dollar value of in-the-money exercisable options at December 31, 1997.

                AGGREGATED OPTION EXERCISES DURING FISCAL 1997
                    AND OPTION VALUES ON DECEMBER 31, 1997

                           NUMBER OF                                      VALUE OF UNEXERCISED IN-
                            SHARES      VALUE     NUMBER OF UNEXERCISED       THE-MONEY OPTIONS
                         ACQUIRED UPON REALIZED     OPTIONS 12/31/97             12/31/97(1)
                           EXERCISE      UPON   ------------------------- -------------------------
                           OF OPTION   EXERCISE EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
                         ------------- -------- ----------- ------------- ----------- -------------
Edward S. Civera........      --         --       531,250      218,750    $2,539,063   $2,898,438
Anthony J. Pino.........      --         --        12,500       37,500        65,625      196,875

--------
(1) In accordance with the SEC's rules, values are calculated by subtracting the exercise price from the fair market value of the underlying common stock. For purposes of this table, fair market value is deemed to be $19.25, the closing price of the stock reported by the National Association of Securities Dealers as of December 31, 1997.

CERTAIN TRANSACTIONS

  Effective September 1, 1997, the Company acquired AHP from Principal Mutual for a purchase price of approximately $15.5 million, consisting of $15.1 million in cash and the assumption of approximately $400,000 in liabilities in excess of the fair value of the assets acquired. The purchase price is subject to adjustment through the year 2001, should AHP revenues exceed pre-determined targets.

  The Company utilizes, for corporate business purposes, the services of an aircraft owned by a corporation which is controlled by the Chairman of the Company. The amount paid by the Company to this corporation in 1997 was approximately $263,000.

  During 1997, Principal Mutual became a payor client of the Company. Approximately $2,342,000 of the Company's provider network revenue was derived from its contract with Principal Mutual.

  The Company purchases medical and life insurance from Principal Mutual. Commencing in 1997, Principal Mutual administered the Company's 401(k) plan. Amounts paid to Principal Mutual in 1997 for these insurance products and services approximated $386,000.

  Thomas L. Blair and Principal Mutual who hold shares in the Company's stock aggregating approximately 59%, formed and funded a new entity in 1996 to pursue the development and marketing of new products and services for the health care industry.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

  Under rules established by the Securities and Exchange Commission ("SEC"), United Payors & United Providers, Inc. (the "Company") is required to provide certain data and information in regard to the compensation and benefits provided to the Company's Chief Executive Officer ("CEO") and other executive officers. The disclosure requirements for the CEO and the other executive officers include the use of tables and a report explaining the rationale and considerations that led to fundamental compensation decisions affecting those individuals. In fulfillment of this requirement, the Compensation Committee of the Board of Directors (the "Committee") has prepared the following report for inclusion in this proxy statement.

 General

  Under the supervision of the Committee, the Company has developed and implemented compensation policies, plans and programs which seek to enhance the profitability of the Company and thus shareholder value by aligning the financial interests of the Company's executive officers with those of the shareholders.

  The Compensation Committee of the Board of Directors of the Company is directly responsible for establishing the compensation levels and benefits for the CEO of the Company. With respect to the other officers, the CEO of the Company recommends compensation levels and other incentives to the Committee. The Committee ultimately has the final decision. The Committee consists of Bette B. Anderson and Frederick H. Graefe, who are outside directors, and Thomas J. Graf, who is Senior Vice President of Principal Mutual.

 Compensation Policies

  In furtherance of the Company's goals, and to attract and retain corporate officers and other key employees with outstanding abilities and to motivate them to perform to the full extent of their abilities, compensation for the executive officers, as well as other management employees consist primarily of three major components: base salary, bonus awards, and long-term incentive compensation in the form of discretionary stock options. In addition, executive officers may receive other compensation in the form of various fringe benefits.

 Base Salaries

  In determining salary levels, the Committee considers the entire compensation package plans of the executive officers, including the equity compensation provided under the Company's stock plans. Salary levels are intended to be consistent with industry standards and each executive's level of responsibility. Although the Committee's decisions are discretionary and no specific formula is used for decision making, salary increases are aimed at reflecting the overall performance of the Company and the performance of the individual executive officer.

 Bonus Awards

  In determining bonus awards, the Committee considers the entire compensation package of the executive officers. As discussed under "Base Salaries," bonus awards are intended to be consistent with other companies in the industry and each executive officer's level of responsibility. Although the Committee's policy is subjective and no specific formula is used for decision making, the bonus awards are aimed to reflect the overall financial performance of the Company including the achievement of the revenues and net income goals and the performance of the individual executive officer. The only bonus awards made for the year ended December 31, 1997 were to Mr. Thomas L. Blair, the CEO
(refer to "Compensation of the Chief Executive Officer" below); to Mr. Edward S. Civera, the President and Chief Operating Officer; to Mr. S. Joseph Bruno,
Vice President and Chief Financial Officer; to Mr. Spiro Karadimas, Vice President of Operations; and to Anthony J. Pino, the President of National Health Services, Inc.

 Long-Term Incentive Compensation

  The Stockholders during 1997 approved the "United Payors & United Providers, Inc. 1996 Stock Option Plan," under which executive officers and other employees may receive grants and awards. The Compensation Committee believes that stock ownership is a significant incentive in building shareholder wealth and aligning the interests of employees and shareholders. Mr. Blair, the Chief Executive Officer of the Company, has excluded himself from participation in the Company's plan. During 1997, grants or awards were made to Mr. Civera and Mr. Pino. The awards made to Messrs. Civera and Pino were made in connection with their employment contracts.

 Compensation of the Chief Executive Officer

  Thomas L. Blair neither requested nor accepted any base salary from the Company during 1995. For 1996, Mr. Blair received a total of $115,998 as base salary; $49,998 from the Company; and $66,000 from Initial Managers & Investors, Inc. ("IM&I"), entity owned by Mr. Blair which was contributed to and then merged with the Company. During 1997 Mr. Blair received a base salary of $93,469. In addition, in accordance with Mr. Blair's employment contract, he also receives 1% of the Company's after-tax profit, which is reflected as a bonus in the compensation table (see "Executive Compensation" section), and amounted to $106,457 for 1996 and $149,767 for 1997, and other compensation in the form of fringe benefits.

 Employment Agreements

  Thomas L. Blair, S. Joseph Bruno and Spiro A. Karadimas entered into employment agreements with the Company. The employment agreements, which are substantially similar for each of the three executives, provide for two-year terms, covenants not to compete, and severance arrangements. Mr. Blair's base salary, pursuant to his employment agreement, is $350,000 per year plus one percent of the Company's annual after-tax profits. The base salaries currently are $240,000 and $280,000, respectively, for Messrs. Karadimas and Bruno. Base salary may be increased by the Company's Board of Directors, in the case of Mr. Blair, and by the Company's President, in the case of Messrs. Karadimas and Bruno. In addition to base salary, the employment agreements provide for, among other things, participation by the executives in employee benefit plans, other fringe benefits applicable to executive personnel and reimbursement of reasonable expenses incurred in promoting the business of the Company. Commencing in January 1998, Mr. Bruno and Mr. Karadimas will participate in a bonus arrangement of one-quarter of one percent, each, of the Company's net income.

  The Committee reviewed and approved a five-year employment agreement with Edward S. Civera as President and Chief Operating Officer effective April 1, 1997. The agreement provides for, among other things, an annual base salary of $350,000 and a bonus arrangement of 1% of the Company's after-tax profit, options to purchase 750,000 shares of the Company's Common Stock (500,000 shares exercisable at or above the market price at the date of grant and 250,000 shares exercisable at $6.00 below the market price at the date of grant) that will vest over an eight-year period (with acceleration provision based on performance) and a retirement benefit (approximately $1 million) in the form of vested trust arrangements that is earned over a five-year period. In December 1997, the Company accelerated the vesting on 500,000 stock options which had an exercise price at the date of grant equal to or above the market price at the date of grant. Mr. Civera's agreement also contains benefit provisions related to a change in control of the Company's ownership.

                                          COMPENSATION COMMITTEE OF
                                          THE BOARD OF DIRECTORS

                                          Bette B. Anderson, Chairperson
                                          Thomas J. Graf
                                          Frederick H. Graefe
March 9, 1998

STOCK PERFORMANCE GRAPH

  The following graph compares the cumulative total shareholder return on the Company's Common Stock with the cumulative total return of the index for companies whose equity securities are traded on the Nasdaq National Market and the index for the Nasdaq Health Services Stocks, for the period July 2, 1996 (date of initial public offering) to December 31, 1996, and January 1, 1997 to June 30, 1997, and July 1, 1997 to December 31, 1997. The initial public offering price of the Company's Common Stock was $11.00 and the average between the bid and asked price at December 31, 1996, June 30, 1997 and December 31, 1997 was $13.50, $13.00 and $19.00, respectively. The graph was derived from data for only a limited period of time and, as a result, may not be indicative of possible future performance of the Company's Common Stock.


                           [LINE GRAPH APPEARS HERE]

--------------------------------------------------------------------------------
                                    Summary
                                    -------

                                           7/2/96  12/31/96  6/30/97  12/31/97
                                           ------  --------  -------  --------
United Payors & United Providers, Inc.     100.00   122.73   118.00    175.00
Nasdaq National Market                     100.00   108.65   121.00    133.00
Nasdaq Health Service Stock                100.00    88.10    92.00     90.00

Notes:
------
  A. The lines represent six-month index levels.
  B. If the six-month interval, based on the fiscal year-end, is not a trading day, the proceeding trading day is used.
  C. The index level for all series was set to $100.00 on July 2, 1996.
--------------------------------------------------------------------------------

     DEADLINE FOR SUBMISSION OF 1998 STOCKHOLDER PROPOSALS AND NOMINATIONS

  In order for stockholder proposals to be considered by the Company for inclusion in the proxy material for the Annual Meeting of Stockholders to be held in 1999, they must be received by the Company at its principal executive offices by December 31, 1998.

                                          By Order of the Board of Directors

                                          /s/ Joseph M. Mott

                                           Joseph M. Mott Secretary

April 28, 1998


--------------------------------------------------------------------------------
 THE BOARD OF DIRECTORS HOPES THAT STOCKHOLDERS WILL ATTEND THE MEETING,
 WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, ALL STOCKHOLDERS ARE URGED TO PROMPTLY COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE
 ACCOMPANYING ENVELOPE. STOCKHOLDERS WHO ATTEND THE MEETING MAY VOTE THEIR
 STOCK PERSONALLY EVEN THOUGH THEY HAVE SENT IN THEIR PROXIES.
--------------------------------------------------------------------------------

                        Please date, sign and mail your
                     proxy card back as soon as possible!

                        Annual Meeting of Shareholders
                    UNITED PAYORS & UNITED PROVIDERS, INC.

                                 June 4, 1998






              . Please Detach and Mail in the Envelope Provided .
--------------------------------------------------------------------------------
                                                                    +
A [X] Please mark your                                              +
      votes as in this                                              +
      example.                                                      +++++


      THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE NOMINEES LISTED
                  AND "FOR" EACH OF THE PROPOSALS PRESENTED.

1. The election as directors of all nominees for three-year terms expiring at the annual meeting of shareholders in 2001 (except as indicated to the contrary below).


                     FOR                VOTE WITHHELD
                     [_]                     [_]

     Nominees:  Bette B. Anderson
                Michael H. Gersie
                Kenneth J. Linde

INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name on the line provided below.

--------------------------------------------

2. This ratification of the appointment of Coopers & Lybrand L.L.P. as independent certified public accountants for United Payors & United Providers, Inc. for 1998.

                     FOR                AGAINST                ABSTAIN
                     [_]                  [_]                    [_]


This proxy is revocable and will be voted as directed, but if no instructions are specified, this proxy will be voted "FOR" each of the nominees listed and "FOR" each of the proposals listed. If any other business is presented at the Annual Meeting, including whether or not to adjourn the meeting, this proxy will be voted by the proxies in their best judgment. At the present time, the Board of Directors knows of no other business to be presented at the Annual Meeting.

The undersigned acknowledges receipt from the Company prior to the execution of this proxy of a Notice of Annual Meeting of Shareholders and of a Proxy Statement dated April 28, 1998 and of the Annual Report to Shareholders.

PLEASE COMPLETE, DATE, SIGN AND MAIL THIS PROXY PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

                                                              Dated: _____, 1998
-----------------------------    ------------------------
SIGNATURE OF SHAREHOLDER         SIGNATURE OF SHAREHOLDER

NOTE: Please sign exactly as your name appears on this card. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If shares are held jointly, each holder may sign but only one signature is required.

--------------------------------------------------------------------------------

             THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF

                    UNITED PAYORS & UNITED PROVIDERS, INC.

                        ANNUAL MEETING OF SHAREHOLDERS

                                 June 4, 1998

                                 1:30 p.m. EDT

   The undersigned hereby appoints Thomas L. Blair, Edward S. Civera, S. Joseph Bruno and Joseph M. Mott or any one or more of them acting in the absence of the others, each with full power of substitution, to act as proxy for the undersigned, and to vote all shares of Common Stock of United Payors & United Providers, Inc. (the "Company") which the undersigned is entitled to vote at the Annual Meeting of Shareholders, to be held on June 4, 1998, at 1:30 p.m., Eastern Daylight Time, at the Ritz-Carlton Pentagon City, 1250 S. Hayes Street, Arlington, Virginia 22202, and at any and all adjournments thereof, with all of the powers the undersigned would possess if personally present at such meeting, as follows:



                 (Continued and to be signed on reverse side.)